3/22/00

                              TECHNOLOGY PURCHASE


     This TECHNOLOGY PURCHASE AND RECESSION AGREEMENT (this "Agreement") is made this 22 day of March 2000(the "Effective Date") by and between, Children's Technology Group, Inc., a Nevada corporation ("CTG" or "Buyer")and 1st Net Technologies, Inc., a Colorado corporation ("1st Net" or "Seller"), with reference to the facts set forth in the Recitals below:


                                  RECITALS

     Buyer wishes to buy and Seller wishes to sell, certain of Seller's Technologies in accordance with the terms and conditions set forth herein; and

     In connection with, and as a condition of, entering into this Agreement and the consummation of the transactions contemplated hereby, Buyer and Seller wish to provide for certain releases as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     DEFINITIONS.

     "Documentation" means the following documentation with respect to the
Software: all product user manuals, training materials, product descriptions, technical and functional specifications, technical manuals, end user documentation, system design documentation, supporting materials and other printed information related to the Software, whether distributed in print or electronic format that currently exists.

     "Intellectual Property Rights" means copyright rights, trademark rights, patent rights, trade secrets, moral rights, right of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States, or any other state, country or jurisdiction.

     "Object Code" means that form of machine-readable computer software which is directly executable and which, typically, is created by assembling of compiling the Source Code of computer software.

     "Software" means the current version of Crayon Crawler and MindWalker in Object Code and Source Code form.

     "Source Code" means that form of human or machine-readable computer software which is typically read and written by programmers (including the necessary build scripts and/or make files) and which is converted by assembly or compilation into Object Code prior to execution by a computer.




1.  Sale and Transfer of Assets; Closing.

     1.1 Technologies. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey and transfer to Buyer, and Buyer will purchase from Seller, the following Technologies (the
"Technologies")

     All of Seller's right, title, interest and all Intellectual Property Rights to the MindWalker Series software and the Crayon Crawler Browser software et al. including trade names and copyrights associated with the names "Crayon Crawler" and "Mindwalker", and "Waxie."

     Buyer purchases and accepts said Technologies "as is" without warranty of any kind either express or implied.

     1.2 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at 11423 West Bernardo Court, San Diego, California on or before March 22, 2000 at 10:00 a.m. (local time), or at such other time and place as the parties may agree (the "Closing Date").

     1.3  Closing Obligations.  At the Closing:

     (a) Seller will deliver to Buyer instruments of conveyance and assignment of the Technologies in the form attached hereto (Rights In and Assignment of Technologies) including software, object code and source code with respect to the transfer of the Technologies to Buyer; and

     (b) Buyer will deliver to Seller the full purchase price to be paid by Buyer for the Technology being purchased herein by delivery to Seller 250,000 shares of Buyer's common stock (with an arbitrary value of $2.00 per share).

     (c) Seller agrees to apply all previous payments made to seller by buyer for license rights to the purchase price of this technology. As outlined below:

     i. $400,000 cash license fee buyer paid in April 1999 for the exclusive rights to the Crayon Crawler.

     ii. 4,000,000 shares exchanged in lieu of $400,000 cash pursuant to a warrant agreement for additional license rights to MindWalker technology in May 1999.

     (d) Buyer agrees to issue an additional 35,000 shares of its common stock to Seller to satisfy the due and payable accrued royalty through March 22,2000 as outlined in the prior licensee Agreement(s).

2.  Representations and Warranties of Seller.

     Seller represents and warrants to Buyer as follows:

     2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now being conducted and is not currently contemplating any filing for protection under any bankruptcy, receivership or similar laws.

     2.2  Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of:

     (i) any provision of the Articles of Incorporation or Bylaws of Seller, or any resolution adopted by the board of directors or the shareholders of Seller;

    (ii) any legal requirement or any order to which the Seller, or any of the assets owned or used by Seller, may be subject; or

   (iii)     any material Contract of Seller.

     c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) result in the imposition or creation of any encumbrance upon or with respect to any of the Technologies.

     (d) Seller is not and will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     2.3 Title and Encumbrances. Seller has valid title to and possession of the Technologies free and clear of all encumbrances.

     2.4 Investment Intent. Seller has experience in making investments of this type and is acquiring the shares of the Buyer to be delivered at Closing for its own account and not with a present view to, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act of 1933, as amended. The Seller consents to the placing of a legend on the certificates representing the shares to be delivered by Buyer at Closing to the effect that the shares have not been registered under the Securities Act and may not be transferred except in accordance with applicable securities laws or an exception there from.

     2.5 Suitability. Seller acknowledges that there is an economic risk. Seller warrants that their business and/or financial experience, can be reasonably assured to have the capacity to protect their own interests.

     2.6 Risks. Seller acknowledges that this investment is speculative in nature and involves a high degree of risk in that the Seller may not be able to liquidate this investment and that transferability is extremely limited.

     3.0  Representations and Warranties of Buyer.

     Buyer represents and warrants to Seller as follows:

     3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted and is not currently contemplating any filing for protection under any bankruptcy, receivership or similar laws.




     3.2  Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will contravene, conflict with, result in a violation of or give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to:

          (i)  any provision of Buyer's Articles of Incorporation or Bylaws;
         (ii) any resolution adopted by the board of directors or the shareholders of Buyer;
        (iii)  any legal requirement or order to which Buyer may be subject;
               or
         (iv) any material contract to which Buyer is a party or by which Buyer may be bound.

     (c) Buyer is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     4.0 Termination of Previous License Agreements. Buyer and seller hereby mutually agree to terminate certain license agreements between Buyer and Seller executed in the months of April and May 1999. By virtue of this purchase agreement it is mutually agreed that all previous agreements are of no further force or effect. Each of the parties hereto hereby fully and finally terminate, settle, discharge and release all past and present obligations, claims, controversies, demands, actions, or causes of action which either party may have or claim to have against the other, which arise out of or are in any way related to the License Agreements.

     5.0 Release. Each of Buyer and Seller, on behalf of themselves and each of their respective subsidiary and parent corporations, partnerships, business entities, officers, directors, employees, personal representatives, successors and assigns, hereby forever releases and discharges each other and each of their past and present officers, directors, shareholders, principals, joint ventures, partners, trustees, employees, agents, personal representatives, successors and assigns, and all entities presently or formerly related to or affiliated in any way with the other, and any and all persons, predecessors, firms, associations, insurers, attorneys, limited partnerships or corporations, and their respective heirs, successors and assigns, and each of them, with whom the other was, are or may hereafter be, affiliated or associated in any manner, of and from any and all claims, demands, damages, actions, causes of action of every kind incurred or caused prior to the Effective Date in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, for damages actual, consequential or exemplary, past, present and future, arising out of or in any way related to their obligations, activities and/or dealings with each other or their affiliates at any time prior to the Effective Date, including without limitation all claims and demands arising out of or in any way related to the Stock Acquisition Agreement and the circumstances thereof.

     6.0  Miscellaneous.

     6.1 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by both CTG and 1st Net. Neither party shall act unilaterally in this regard without the prior express written approval of the other; provided, however, this approval shall not be unreasonably withheld.

     6.2 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

     6.3 Survival of Representations and Obligations. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Effective Date.

     6.4 Finality. It is understood that this Agreement is a full and final release of any and all claims described above, and the parties expressly agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, as well as those which are now known, anticipated, suspected or disclosed.

     6.5 Nonwaiver. No failure by a party to take action by reason of any default by the other party, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of the performance required of the defaulting party. No express waiver by a party of any provision of this Agreement or a default by the other party in any one instance shall be construed as a waiver of the same provision or default in any subsequent instance.

     6.6 Attorneys; Attorneys' Fees. If any action is instituted among the parties related to this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties all of the prevailing party's costs and expenses, including court costs and reasonable attorneys' fees.

     6.7 Nature of Agreement. This Agreement constitutes the entire and whole agreement between the parties and supersedes any prior agreements between the parties. This Agreement may not be modified or amended except by a written instrument, signed by the parties expressing such amendment or modification.

     6.8 Choice of Law. Except as otherwise expressly provided, this Agreement and the respective contractual obligations of the parties incurred hereunder shall be governed by and construed in accordance with the laws of the State of California pertaining to agreements entered into, and fully performed, in California, without reference to principles of conflicts of law.

     6.9 Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of Rancho Bernardo and County of San Diego, California, United States of America. In the event of any litigation between the parties arising out of or relating to this Agreement, the parties hereby consent to the exclusive and sole jurisdiction of the United States District Court for the District of San Diego in San Diego, California. In the event such court determines that it does not have jurisdiction over the parties or the subject matter of the dispute in question, the parties hereby consent to the exclusive and sole jurisdiction of the District Court of the City and County of San Diego, California.

     6.10 Service of Process. In the event of any litigation related to this Agreement, the moving party's service of process shall be deemed effective immediately upon the personal delivery of such process to the other party's designated agent for service.



     6.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

     6.12 Gender and Number. Whenever the context so requires, the masculine gender herein shall include the feminine or neuter (and vice versa), and the singular number shall include the plural.

     6.13  Notices.

     (a) Method of Delivery. Any notice, request, demand, consent, approval or other communication (hereafter "notice") required or permitted under this Agreement or by law shall be in writing and delivered by any of the following:
(1) personally delivering the notice to a senior officer or duly authorized representative of the other party, (2) depositing the notice in the United States mail, postage prepaid, duly certified (return receipt requested), (3) sending the notice by private express mail service (with return receipt or proof of delivery), or (4) sending the notice by electronic facsimile (fax).

     (b)  Addresses.  Notices shall be addressed as follows:

     If to Buyer:        CTG Technologies, Inc.
                         11423 West Bernardo Court
                         San Diego, California 92127
                         Attn:  Mr. Greg Writer
                         Telecopier: (858) 675-4443

     With a copy to:     James K. Kreutz & Ass.
                         5655 South Yosemite Suite 200
                         Englewood, Colorado 80111-3220
                         Attn: Jim Kreutz
                         Telecopier: 303-793-0923

     If to Seller:       1st Net Technologies, Inc.
                         11423 West Bernardo Court
                         San Diego, California 92127
                         Attn:  Mr. James Watson
                         Telecopier: (858) 675-4443

     With a copy to:     Krys Boyle Freedman & Sawyer
                         600 17th Street, Ste. 2700 South
                         Denver, Colorado 80202
                         Attn: Stanley F. Freedman, Esq.
                         Telecopier: (303) 893-2882

Any party may, from time to time, by written notice to the other, designate a different address, which shall be substituted for that specified above.

     6.15 Effectiveness. All notices shall be deemed effective upon receipt. If personally delivered, notices shall be deemed received at the time of delivery. If sent by mail, the notice shall be deemed fully delivered and received three (3) business days after the date of the postmark on the certified mail receipt. If sent by private express mail service, the notice shall be deemed fully delivered and received three (3) business days after the date of deposit with such express mail service. If sent by telex, telegram, fax or other electronic means of communication, notices shall be deemed received twenty-four (24) hours after transmission. Rejection or other refusal to accept a notice or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice sent. In the event of a postal strike, all notices shall be personally delivered, sent by private express mail service, or sent by telex, telegram, fax or other electronic means of communication.

     6.16 Severability. In the event that any provision of this Agreement, in whole or in part (or the application of any provision to a specific situation), is held to be invalid or unenforceable by the final judgment of an arbitration panel and/or a court of competent jurisdiction after appeal or the time for appeal has expired, such invalidity shall be limited to such specific provision or portion thereof (or to such situation), and this Agreement shall be construed and applied in such manner as to minimize such unenforceability. This Agreement shall otherwise remain in full force and effect.

     6.17 Force Majeure. No party shall be liable for any failure or delay in performance under this Agreement which is due in whole or in part directly or indirectly to any cause of any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood, strike, lockout, activities of a combination of workman or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, federal or foreign government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of a breach by the party to this Agreement seeking the benefit of this Section 7.20). In the event of the occurrence of such a cause, the affected party shall give prompt written notice to the other party, stating the period of time the same is expected to continue, and shall take all reasonable measures to ensure that the effects of such cause of force majeure are kept as minimal as possible.

     6.18 Further Assurances. Each party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes of this Agreement.

     6.19 Consents. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement.

     6.20 Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

     7.0 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     8.0 Confidentiality. Neither party to this Agreement shall disclose the terms and conditions of this Agreement to any third party, nor will either party issue a press release and/or otherwise disclose the existence of this Agreement to the media or general public, without the express written consent of the other. The parties shall work together, in good faith, to issue a mutually agreeable joint press release. Notwithstanding the foregoing, neither Seller nor Buyer shall be prevented from disclosing all or part of the Confidential Information: (a) in a legal proceeding to enforce its rights or defend itself under this agreement; (b) if it is legally compelled to do so by oral deposition, interrogatories, request for information or documents, subpoena, civil investigative demand, or other legal process, or (c) if it is required to do so by the Securities and Exchange Commission in relation to a public filing requirement under the Securities Act of 1933 or the Exchange Act of 1934 provided a request is made to make the material contained within the filing confidential.






     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.



                              "1ST NET"
                              1ST NET Technologies, Inc.,
                              a Colorado corporation


                              _________________________________
                              Name: James H Watson, Jr.
                              Title: Chief Executive Officer




                              "CTG"
                              Children's Technology Group, Inc.
                              a Nevada corporation


                              _________________________________
                              Name: Gregory D. Writer, Jr.
                              Title: Chief Executive Officer